Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENERAL MOTORS COMPANY

General Motors Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the Corporation is General Motors Company.

2. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 11, 2009.

3. The date of filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 15, 2009.

4. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment shall be effective upon filing.

6. The Amended and Restated Certificate of Incorporation of the Corporation is amended to add the following provisions as ARTICLE TENTH thereof:

TENTH.

Section 1. Definitions. As used in this ARTICLE TENTH, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation §1.382–2T shall include any successor provisions):

“Agent” has the meaning set forth in Section 5 of this ARTICLE TENTH.

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Close of Business” on any given date shall mean 5:00 p.m., New York time, on such date; provided, however, that, if such date is not a Business Day, it shall mean 5:00 p.m., New York time, on the next succeeding Business Day.

“Code” means the United States Internal Revenue Code of 1986, as amended, including any successor statute.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation, and any Security Entitlement with respect to such Common Stock.

“Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code or treated as so described pursuant to Treasury Regulation §1.382–2(a)(3)(i)), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation §1.382–2T(h)(4)(v)) to purchase Securities of the Corporation and (iv) any Stock; provided, however, that “Corporation Security” or “Corporation Securities” shall not mean shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Corporation.

“Excess Securities” has the meaning given such term in Section 4(a) of this ARTICLE TENTH;

“Expiration Date” means the earliest of (i) the Close of Business on December 31, 2013, subject to extension in accordance with Section 2(b) of this ARTICLE TENTH; (ii) the date upon which the Board of Directors determines by resolution that due to the repeal of Section 382 of the Code, or any other change in law, this ARTICLE TENTH is no longer necessary for the preservation of Tax Benefits; (iii) the first day of any taxable year of the Corporation to which the Board of Directors determines by resolution that no Tax Benefits may be carried forward; or (iv) such date as the Board of Directors determines for the restrictions set forth in Section 2 of this ARTICLE TENTH to terminate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Five Percent Transaction” has the meaning set forth in Section 2(a) of this ARTICLE TENTH.

“Five Percent Stockholder” means a Person with a Percentage Stock Ownership of 4.9% or more.

“MLC Entity” means Motors Liquidation Company or any trust (whether one or more) created pursuant to a chapter 11 plan of Motors Liquidation Company, as amended or modified from time to time, which has been confirmed by the United States Bankruptcy Court for the Southern District of New York or any other entity distributing Corporation Securities pursuant to such chapter 11 plan.

“Percentage Stock Ownership” means the percentage stock ownership interest of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation §§1.382–2T(g), (h) and (k) and 1.382–4; provided, that (1) for purposes of applying Treasury Regulation §1.382–2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any individual or entity, and (2) for the sole purpose of determining the Percentage Stock Ownership of any entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation §1.382–2T(h)(2)(i)(A).

“Person” means any individual, firm, corporation, business trust, joint stock company, partnership, trust, limited liability company, limited partnership, governmental or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation §1.382–3(a)(1), and shall include any successor (by merger or otherwise) of any such entity; provided, however, that a Person shall not mean a Public Group.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Corporation.

“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this ARTICLE TENTH.

“Proposed Transaction” has the meaning set forth in Section 3(b) of this ARTICLE TENTH.

“Public Group” has the meaning set forth in Treasury Regulation §1.382–2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 4(a) of this ARTICLE TENTH.

“Request” has the meaning set forth in Section 3(b) of this ARTICLE TENTH.

“Requesting Person” has the meaning set forth in Section 3(b) of this ARTICLE TENTH.

“Securities” and “Security” each has the meaning set forth in Section 7 of this ARTICLE TENTH.

“Security Entitlement” has the meaning set forth in Section 8-102(17) of the Uniform Commercial Code.

“Stock” means any interest or Security Entitlement that would be treated as “stock” of the Corporation pursuant to Treasury Regulation §1.382–2T(f)(18).

“Subsidiary” or “Subsidiaries” of any Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other Persons performing similar functions are beneficially owned, directly or indirectly, by such Person, and any corporation or other entity that is otherwise controlled by such Person.

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any of its Subsidiaries as of December 31, 2009, within the meaning of Section 382 of the Code.

“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation §1.382–2T(h)(4)(v)). Notwithstanding anything to the contrary, a Transfer shall not include any Transfer (determined without regard to this sentence) (i) by any MLC Entity to or for the benefit of creditors of Motors Liquidation Company, beneficiaries of any trust created pursuant to a chapter 11 plan of Motors Liquidation Company as amended or modified from time to time, which has been confirmed by the United States Bankruptcy Court for the Southern District of New York or another MLC Entity, (ii) by any Person distributing Corporation Securities pursuant to a chapter 11 plan of Motors Liquidation Company as amended or modified from time to time, which has been confirmed by the United States Bankruptcy Court for the Southern District of New York, and (iii) by any Person for distribution in the Initial Public Offering (as defined in ARTICLE NINTH). For the avoidance of doubt, a Transfer shall not include (i) the creation or grant of an option by the Corporation or (ii) the issuance or grant of Stock by the Corporation (including, but not limited to, the exercise of any warrant issued by the Corporation).

“Transferee” means, with respect to any Transfer, any Person to whom Corporation Securities are, or are proposed to be, Transferred.

“Transferor” means, with respect to any Transfer, any Person by or from whom Corporation Securities are, or are proposed to be, Transferred.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Section 2. Transfer and Ownership Restrictions.

(a) In order to preserve the Tax Benefits, from and after the day prior to the Initial Public Offering (as defined in ARTICLE NINTH), any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (i) any Person would become a Five Percent Stockholder or (ii) the Percentage Stock Ownership in the Corporation of any Five Percent Stockholder would be increased (any such Transfer that would have the result described in clauses (i) or (ii), a “Five Percent Transaction”). The prior sentence is not intended to prevent the Corporation Securities from being DTC-eligible or CDS-eligible and shall not preclude either the transfer to DTC, CDS or to any other securities intermediary, as such term is defined in § 8-102(14) of the Uniform Commercial Code, of Corporation Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that if such transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this ARTICLE TENTH.

(b) The Expiration Date is subject to extension for two (2) additional one (1) year terms (i.e., until December 31, 2014, and December 31, 2015) if, in each case, the Board of Directors determines by a resolution adopted not more than three (3) months prior to the then scheduled Expiration Date that the extension of the transfer restrictions provided in Section 2(a) of this ARTICLE TENTH is reasonably necessary in order to preserve the Tax Benefits and would be in the best interests of the Corporation and its stockholders.

Section 3. Exceptions; Waiver of Transfer and Ownership Restrictions.

(a) Any Transfer of Corporation Securities that would otherwise be prohibited pursuant to Section 2(a) of this ARTICLE TENTH shall nonetheless be permitted if (i) prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after the transaction is consummated), the Board of Directors approves the Transfer in accordance with Sections 3(b) or 3(c) of this ARTICLE TENTH (such approval may relate to a Transfer or series of identified Transfers), (ii) such Transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Corporation Securities receive, or are offered the same opportunity to receive, cash or other consideration for all such Corporation Securities, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Common Stock or (iii) such Transfer is a Transfer to an underwriter for distribution in a public offering; provided, however, that Transfers by such underwriter to purchasers in such offering remain subject to this ARTICLE TENTH.

(b) The restrictions contained in this ARTICLE TENTH are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. The restrictions set forth in Section 2(a) of this ARTICLE TENTH shall not apply to a proposed Transfer that is a Five Percent Transaction if the Transferor or the Transferee obtains the authorization of the Board of Directors in the manner described below. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect a Five Percent Transaction (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 3(b). A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (i) the name, address and telephone number of the Requesting Person; (ii) the number and Percentage Stock Ownership of Corporation Securities then beneficially owned by the Requesting Person; (iii) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (iv) a request that the Board of Directors authorize the Proposed Transaction pursuant to this Section 3(b). The Board of Directors shall, in good faith, endeavor to respond to each Request within twenty (20) Business Days of receiving such Request. The Board of Directors may authorize a Proposed Transaction if it determines that the Proposed Transaction would not jeopardize the Corporation’s ability to preserve and use the Tax Benefits. Any determination by the Board of Directors not to authorize a Proposed Transaction shall cause such Proposed Transaction to be deemed a Prohibited Transfer. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board of Directors may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board of Directors), in each case, as to such matters as the Board of Directors may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board of Directors shall reimburse the Corporation, within thirty (30) days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto. Any authorization of the Board of Directors hereunder may be given prospectively or retroactively. Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving a Request as provided in this Section 3(b) any proposed Transfer: (x) that does not add to any aggregate increase in Percentage Stock Ownership by the Five Percent Stockholders (as determined after giving effect to the proposed Transfer) over the lowest Percentage Stock Ownership by the Five Percent Stockholders (as determined immediately before the proposed Transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code, (y) if such proposed Transfer and all prior and anticipated Transfers effected or expected to be effected during the relevant testing period do not result in an aggregate “owner shift” (as defined in the Code) of more than 40% for purposes of Section 382 of the Code, or (z) that results in or is part of an “ownership change” (as defined in the Code) that is described in Section 382(n)(1) of the Code, as interpreted by any applicable regulations or official interpretations, including without limitation, any private letter rulings received by the Corporation (and the Corporation will promptly seek any such private letter ruling reasonably requested by a stockholder). For purposes of clause (x) of the preceding sentence, any MLC Entity’s ownership shall be considered as having been acquired during the relevant testing period, and, for the avoidance of doubt, Percentage Stock Ownership shall be determined without regard to the potential application of Code Section 382(n) to an “ownership change” attributable, in part, to such Percentage Stock Ownership.

(c) Notwithstanding the foregoing, the Board of Directors may determine that the restrictions set forth in Section 2(a) of this ARTICLE TENTH shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to Section 3(b) of this ARTICLE TENTH, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

(d) The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE TENTH through duly authorized officers or agents of the Corporation. Nothing in this Section 3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 4. Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported Transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights of stockholders of the Corporation with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the Transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this ARTICLE TENTH or until an approval is obtained under Section 3 of this ARTICLE TENTH. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this ARTICLE TENTH shall also be a Prohibited Transfer.

(b) The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this ARTICLE TENTH, including, without limitation, authorizing, in accordance with Section 9 of this ARTICLE TENTH, such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this ARTICLE TENTH as a condition to registering any Transfer.

Section 5. Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer constitutes a Prohibited Transfer, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would otherwise adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this ARTICLE TENTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

Section 6. Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer, such fair market value to be calculated on the basis of the closing market price for the Corporation Securities on the principal U.S. stock exchange on which the Corporation Securities are listed or admitted for trading on the day before the Prohibited Transfer, provided, however, that (1) if the Corporation Securities are not listed or admitted for trading on any U.S. stock exchange but are traded in the over-the-counter market, such fair market value shall be calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if not so reported, on the last preceding day for which such quotations exist, or (2) if the Corporation Securities are neither listed nor admitted to trading on any U.S. stock exchange and are not traded in the over-the-counter market, then such fair market value shall be determined in good faith by the Board of Directors); and (c) third, any remaining amounts shall be paid to the Transferor that was party to the subject Prohibited Transfer, or, if the Transferor that was party to the subject Prohibited Transfer cannot be readily identified, to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any Transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

Section 7. Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause (i) any Person to become a Five Percent Stockholder or (ii) the Percentage Stock Ownership in the Corporation of any Five Percent Stockholder to be increased, the application of Section 5 and Section 6 of this ARTICLE TENTH shall be modified as described in this Section 7. In such case, no such Five Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five Percent Stockholder and/or any Person whose ownership of Securities is attributed to such Five Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five Percent Stockholder, following such disposition, not to be in violation of this ARTICLE TENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this ARTICLE TENTH, except that the maximum aggregate amount payable either to such Five Percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Five Percent Stockholder or such other Person. The purpose of this Section 7 is to extend the restrictions in Sections 2 and 5 of this ARTICLE TENTH to situations in which there is a Five Percent Transaction without a direct Transfer of Securities, and this Section 7, along with the other provisions of this ARTICLE TENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Section 8. Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 5 of this ARTICLE TENTH (whether or not made within the time specified in Section 5 of this ARTICLE TENTH), then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this ARTICLE TENTH being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this ARTICLE TENTH to constitute a waiver or loss of any right of the Corporation under this ARTICLE TENTH. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this ARTICLE TENTH.

Section 9. Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide an affidavit containing such information, to the extent reasonably available and legally permissible, as the Corporation may reasonably request from time to time in order to determine compliance with this ARTICLE TENTH or the status of the Tax Benefits of the Corporation.

Section 10. Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this ARTICLE TENTH bear the following legend:

“THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE TENTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GENERAL MOTORS COMPANY, AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.”

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this ARTICLE TENTH also bear a conspicuous legend referencing the applicable restrictions.

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this ARTICLE TENTH for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

Section 11. Authority of Board of Directors.

(a) All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors in its sole discretion.

(b) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this ARTICLE TENTH, including, without limitation, (i) the identification of Five Percent Stockholders, (ii) whether a Transfer is a Five Percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five Percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6 of this ARTICLE TENTH, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this ARTICLE TENTH. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this ARTICLE TENTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this ARTICLE TENTH.

(c) Nothing contained in this ARTICLE TENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) modify the ownership interest percentage in the Corporation or the Persons covered by this ARTICLE TENTH, (ii) modify the definitions of any terms set forth in this ARTICLE TENTH or (iii) modify the terms of this ARTICLE TENTH as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits; provided, further, that notwithstanding anything to the contrary herein, the Board of Directors shall not amend this ARTICLE TENTH so as to prohibit, restrict or condition a Transfer described in the last two sentences of the definition of “Transfer,” change, alter or modify the definition of “Person” nor amend this proviso. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(d) In the case of an ambiguity in the application of any of the provisions of this ARTICLE TENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this ARTICLE TENTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this ARTICLE TENTH. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this ARTICLE TENTH. The Board of Directors may delegate all or any portion of its duties and powers under this ARTICLE TENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this ARTICLE TENTH through duly authorized officers or agents of the Corporation. Nothing in this ARTICLE TENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

Section 12. Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this ARTICLE TENTH, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Section 13. Benefits of This ARTICLE TENTH. Nothing in this ARTICLE TENTH shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this ARTICLE TENTH. This ARTICLE TENTH shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 14. Severability. The purpose of this ARTICLE TENTH is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this ARTICLE TENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE TENTH.

Section 15. Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this ARTICLE TENTH, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 1st day of November, 2010

GENERAL MOTORS COMPANY

By:	/s/ Anne T. Larin

Name:	Anne T. Larin

Title:	Secretary